EX-21


SIGCORP, Inc.

SUBSIDIARIES OF THE REGISTRANT


Southern Indiana Gas and Electric Company

Southern Indiana Properties, Incorporated in Indiana

Energy Systems Group, Incorporated in Indiana

Southern Indiana Minerals, Incorporated in Indiana

ComSource, Incorporated in Indiana

SIGCORP Energy Services, Incorporated in Indiana

SIGCORP Capital, Incorporated in Indiana

SIGCORP Fuels, Incorporated in Indiana

SIGCORP Power Marketing, Incorporated in Indiana

SIGCORP Communications Services, Incorporated in Indiana